Exhibit 21.1

Subsidiaries of the Registrant

Name	State of Incorporation or organization
Ambar Lone Star Fluid Services LLC	Texas
Drilling Technologies 1 LLC	Delaware
Drilling Technologies 2 LLC	Delaware
Great Plains Oilfield Rental, L.L.C.	Oklahoma
Keystone Rock & Excavation, L.L.C.	Oklahoma
MS Directional, LLC	Texas
Patterson Petroleum LLC	Texas
Patterson UTI Energy Arabia DMCC	United Arab Emirates
Patterson UTI International Saudi Arabia Limited	Kingdom of Saudi Arabia
Patterson-UTI Drilling Canada Limited	Nova Scotia
Patterson-UTI Drilling Company LLC	Texas
Patterson-UTI Drilling International, Inc.	Delaware
Patterson-UTI Global Resources Management Office Limited	Dubai International Financial Centre
Patterson-UTI International (Netherlands) Coöperatief U.A.	The Netherlands
Patterson-UTI International Holdings (BVI) Limited	British Virgin Islands
Patterson-UTI International Holdings (Netherlands) One B.V.	The Netherlands
Patterson-UTI International Holdings (Netherlands) Two B.V.	The Netherlands
Patterson-UTI International Holdings GP (BVI), Inc.	British Virgin Islands
Patterson-UTI International Holdings GP 1 LLC	Delaware
Patterson-UTI International Holdings, Inc.	Delaware
Patterson-UTI International (India) B.V.	The Netherlands
Patterson-UTI International (Kuwait) Limited	British Virgin Islands
Patterson-UTI Management Services, LLC	Delaware
PTEN International Holdings (Netherlands) 1 C.V.	The Netherlands
PTEN International Leasing (Netherlands) 2 C.V.	The Netherlands
PTL Prop Solutions, L.L.C.	Oklahoma
Seventy Seven Energy LLC	Delaware
Seventy Seven Land Company LLC	Oklahoma
Seventy Seven Operating LLC	Oklahoma
Universal Pressure Pumping, Inc.	Delaware
Warrior Rig Technologies Limited	Alberta
Warrior Rig Technologies US LLC	Delaware
Western Wisconsin Sand Company, LLC	Wisconsin